SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 1

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                            NPS Pharmaceuticals, Inc.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                    62936P103
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                    PAGE 2 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Partners
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                              (a)  [ ]
                                              (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF            (5)  SOLE VOTING POWER
                                   0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)  SHARED VOTING POWER
                                   0
OWNED BY             ---------------------------------------------------------

EACH                 (7)  SOLE DISPOSITIVE POWER
                                   0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)  SHARED DISPOSITIVE POWER
                                   0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                         0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT
               IN ROW (9)
                                         0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                         PN
------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 3 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF            (5)   SOLE VOTING POWER
                                  0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)   SHARED VOTING POWER
                                  0
OWNED BY             ---------------------------------------------------------

EACH                 (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)   SHARED DISPOSITIVE POWER
                                  0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                        0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                        0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                        PN
------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 4 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
------------------------------------------------------------------------------

NUMBER OF            (5)   SOLE VOTING POWER
                                           0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)   SHARED VOTING POWER
                                           0
OWNED BY             ---------------------------------------------------------

EACH                 (7)   SOLE DISPOSITIVE POWER
                                           0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)   SHARED DISPOSITIVE POWER
                                           0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                                 0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                                 0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                                 PN
------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 5 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)   SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 6 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Serena Limited
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
------------------------------------------------------------------------------

NUMBER OF            (5)   SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)   SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)   SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)   SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            CO

------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 7 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF                  (5)    SOLE VOTING POWER
                                            0
SHARES               ---------------------------------------------------------

BENEFICIALLY               (6)    SHARED VOTING POWER
                                            0
OWNED BY             ---------------------------------------------------------

EACH                       (7)    SOLE DISPOSITIVE POWER
                                            0
REPORTING            ---------------------------------------------------------

PERSON WITH                (8)    SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            PN

------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 8 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            CO

------------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 9 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MHD Management Co.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF            (5)     SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)     SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)     SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)     SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            PN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 10 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IA

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 11 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 12 OF 41
CUSIP No. 62936P103

-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Group LLC
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 13 OF 41
CUSIP No. 62936P103

-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Management Partners LP
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 14 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                            0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 15 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
 -----------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 16 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Marvin H. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 17 OF 41
CUSIP No. 62936P103

 ------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stephen M. Dowicz
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 18 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Scott E. Davidson
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 19 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael J. Leffell
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 20 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Timothy I. Levart
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED BY
               AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 21 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                  0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 22 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Eric P. Epstein
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 23 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Anthony A. Yoseloff
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN

------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 24 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Avram Z. Friedman
------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a)  [ ]
                                                   (b)  [X]
------------------------------------------------------------------------------
(3)  SEC USE ONLY
------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF            (5)    SOLE VOTING POWER
                                      0
SHARES               ---------------------------------------------------------

BENEFICIALLY         (6)    SHARED VOTING POWER
                                      0
OWNED BY             ---------------------------------------------------------

EACH                 (7)    SOLE DISPOSITIVE POWER
                                      0
REPORTING            ---------------------------------------------------------

PERSON WITH          (8)    SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                            0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 25 OF 41
CUSIP No. 62936P103

------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  NPS Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  383 Colorow Drive
                  Salt Lake City, UT 84108

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A                                                   PAGE 26 OF 41
CUSIP No. 62936P103


                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).    CITIZENSHIP:

                  (i)       DKP - a New York limited partnership

                  (ii)      DKIP - a Delaware limited partnership

                  (iii)     CO - a New York limited partnership

                  (iv)      DKIL - a British Virgin Islands corporation

                  (v)       Serena - a Cayman Islands corporation

                  (vi)      DKHF - a Delaware limited partnership

                  (vii)     DKHI - a Cayman Islands corporation

                  (viii)    MHD - a New York limited partnership

                  (ix)      DKAI - a New York corporation

                  (x)       DKIA - a Delaware limited liability company

                  (xi)      DKG - a Delaware limited liability company

                  (xii)     DKMP - a Delaware limited partnership

                  (xiii)    DKS - a Delaware limited liability company

                  (xiv)     Thomas L. Kempner, Jr. - United States

Schedule 13G/A                                                   PAGE 27 OF 41
CUSIP No. 62936P103


                  (xv)      Marvin H. Davidson - United States

                  (xvi)     Stephen M. Dowicz - United States

                  (xvii)    Scott E. Davidson - United States

                  (xviii)   Michael J. Leffell - United States

                  (xix)     Timothy I. Levart - United Kingdom & United States

                  (xx)      Robert J. Brivio, Jr. - United States

                  (xxi)     Eric P. Epstein - United States

                  (xxii)    Anthony A. Yoseloff - United States

                  (xxiii)   Avram Z. Friedman - United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.001

ITEM 2(e).    CUSIP NUMBER:

         62936P103

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), WHETHER THE PERSON FILING IS A:

              (a)   [ ]   Broker or dealer registered under Section 15
                          of the Act;

              (b)   [ ]   Bank as defined in Section 3(a)(6) of the
                          Act;

              (c)   [ ]   Insurance Company as defined in Section
                          3(a)(19) of the Act;

              (d)   [ ]   Investment Company registered under Section 8
                          of the Investment Company Act of 1940;

              (e)   [ ]   Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940:  see Rule
                          13d-1(b)(1)(ii)(E);

              (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or
                          Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

              (g)   [ ]   Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G);

              (h)   [ ]   Savings Associations as defined in Section
                          3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A                                                   PAGE 28 OF 41
CUSIP No. 62936P103


              (i)   [ ]   Church Plan that is excluded from the
                          definition of an investment company under Section
                          3(c)(14) of the Investment Company Act of 1940;

              (j)   [ ]   Group, in accordance with Rule
                          13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         A. DKP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         B. DKIP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         C. CO

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A                                                   PAGE 29 OF 41
CUSIP No. 62936P103

                  (iv) shared power to dispose or to direct the disposition: 0

         D. DKIL

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         E. Serena

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         F. DKHF

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         G. DKHI

              (a) Amount beneficially owned: 0

Schedule 13G/A                                                   PAGE 30 OF 41
CUSIP No. 62936P103

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         H. MHD

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         I. DKAI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         J. DKIA

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

Schedule 13G/A                                                   PAGE 31 OF 41
CUSIP No. 62936P103

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         K. DKG

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         L. DKMP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         M. DKS

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

Schedule 13G/A                                                   PAGE 32 OF 41
CUSIP No. 62936P103

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         O. Marvin H. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A                                                   PAGE 33 OF 41
CUSIP No. 62936P103

                  (iv) shared power to dispose or to direct the disposition: 0

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         R. Michael J. Leffell

              (a) Amount beneficially owned. 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         S. Timothy I. Levart

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

Schedule 13G/A                                                   PAGE 34 OF 41
CUSIP No. 62936P103

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         U. Eric P. Epstein

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 0

Schedule 13G/A                                                   PAGE 35 OF 41
CUSIP No. 62936P103

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv) shared power to dispose or to direct the disposition: 0



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                   PAGE 36 OF 41
CUSIP No. 62936P103


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008             DAVIDSON KEMPNER PARTNERS
                                      By: MHD Management Co.,
                                      its General Partner

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INSTITUTIONAL PARTNERS,
                                      L.P.
                                      By: Davidson Kempner Advisers Inc.,
                                      its General Partner

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      M.H. DAVIDSON & CO.

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                      By: Davidson Kempner International
                                          Advisors, L.L.C., its Investment
                                          Manager

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      SERENA LIMITED
                                      By: Davidson Kempner International
                                          Advisors, L.L.C., its Investment
                                          Manager

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A                                                   PAGE 37 OF 41
CUSIP No. 62936P103


                                      DAVIDSON KEMPNER HEALTHCARE FUND LP
                                      By:  DK Group LLC,
                                      its General Partner

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER HEALTHCARE INTERNATIONAL
                                      LTD.
                                      By:  DK Management Partners LP, its
                                           Investment Manager
                                      By:  DK Stillwater GP LLC, its general
                                           partner

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      MHD MANAGEMENT CO.

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER ADVISERS INC.

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                      L.L.C.

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK GROUP LLC

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A                                                   PAGE 38 OF 41
CUSIP No. 62936P103


                                      DK MANAGEMENT PARTNERS LP
                                      By:  DK Stillwater GP LLC, its general
                                      partner

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK STILLWATER GP LLC

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      /S/ THOMAS L. KEMPNER, JR.
                                      --------------------------
                                      Thomas L. Kempner, Jr.

                                      /S/ MARVIN H. DAVIDSON
                                      -------------------------
                                      Marvin H. Davidson

                                      /S/ STEPHEN M. DOWICZ
                                      -------------------------
                                      Stephen M. Dowicz

                                      /S/ SCOTT E. DAVIDSON
                                      -------------------------
                                      Scott E. Davidson

                                      /S/ MICHAEL J. LEFFELL
                                      -------------------------
                                      Michael J. Leffell

                                      /S/ TIMOTHY I. LEVART
                                      -------------------------
                                      Timothy I. Levart

                                      /S/ ROBERT J. BRIVIO, JR.
                                      -------------------------
                                      Robert J. Brivio, Jr.

                                      /S/ ERIC P. EPSTEIN
                                      -------------------------
                                      Eric P. Epstein

                                      /S/ ANTHONY A. YOSELOFF
                                      -------------------------
                                      Anthony A. Yoseloff

                                      /S/ AVRAM Z. FRIEDMAN
                                      -------------------------
                                      Avram Z. Friedman

Schedule 13G/A                                                   PAGE 39 OF 41
CUSIP No. 62936P103

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008          DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C., its Investment Manager

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A                                                   PAGE 40 OF 41
CUSIP No. 62936P103


                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C., its Investment Manager

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE FUND LP
                                   By:  DK Group LLC,
                                   its General Partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DAVIDSON KEMPNER HEALTHCARE INTERNATIONAL
                                   LTD.
                                   By:  DK Management Partners LP,
                                   its Investment Manager
                                   By:  DK Stillwater GP LLC, its general
                                   partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   MHD MANAGEMENT CO.

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER ADVISERS INC.

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                   L.L.C.

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A                                                   PAGE 41 OF 41
CUSIP No. 62936P103

                                   DK GROUP LLC

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK MANAGEMENT PARTNERS LP
                                   By:  DK Stillwater GP LLC, its general
                                   partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   DK STILLWATER GP LLC

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   /S/ THOMAS L. KEMPNER, JR.
                                   --------------------------
                                   Thomas L. Kempner, Jr.

                                   /S/ MARVIN H. DAVIDSON
                                   --------------------------
                                   Marvin H. Davidson

                                   /S/ STEPHEN M. DOWICZ
                                   --------------------------
                                   Stephen M. Dowicz

                                   /S/ SCOTT E. DAVIDSON
                                   --------------------------
                                   Scott E. Davidson

                                   /S/ MICHAEL J. LEFFELL
                                   --------------------------
                                   Michael J. Leffell

                                   /S/ TIMOTHY I. LEVART
                                   --------------------------
                                   Timothy I. Levart

                                   /S/ ROBERT J. BRIVIO, JR.
                                   -------------------------
                                   Robert J. Brivio, Jr.

                                   /S/ ERIC P. EPSTEIN
                                   --------------------------
                                   Eric P. Epstein

                                   /S/ ANTHONY A. YOSELOFF
                                   --------------------------
                                   Anthony A. Yoseloff

                                   /S/ AVRAM Z. FRIEDMAN
                                   --------------------------
                                   Avram Z. Friedman